Exhibit 99.1

CONTACT:
Brian Levine
Game 7 Comms
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brian@game7comms.com

EYELOCK ENTERS INTO LICENSE AGEEMENT FOR QUALCOMM MOBILE SECURITY
New York, August 2, 2017 - EyeLock LLC, a leader of iris-based identity authentication solutions and a majority owned subsidiary of VOXX International Corporation (NASDAQ: VOXX), today announced that it has entered into a license agreement with Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, for Qualcomm® Mobile Security. EyeLock is developing iris authentication solutions that are designed to work with Qualcomm Mobile Security and enable OEMs across the entire IoT spectrum to benefit from one of the most secure iris authentication implementations available.
“This agreement is a great acknowledgement of the quality and capability of our technology and an indication of the growing demand for increased security and convenience across a slate of connected devices and diverse market segments, including financial services, healthcare, automotive, and consumer products,” said Jim Demitrieus, CEO of EyeLock. “By ensuring that EyeLock’s iris authentication technology works with Qualcomm Mobile Security, we are able to offer the market one of the most advanced security solutions.”
EyeLock's proprietary iris authentication technology examines more than 240 unique iris characteristics of each eye and provides a fast, user-friendly experience with a natural sensing distance of approximately 60 cm. The algorithm performance capabilities for speed and accuracy have been tested and validated by Novetta, a leader in advanced analytics technology and independent biometric testing, as unmatched in the market with a false accept rate of 1 in 1.5 million for single eye authentication and a false reject rate of less than 1%. EyeLock has achieved significant technological breakthroughs and solved integration challenges that have historically been a barrier to mass-market adoption of iris authentication for mobile, IoT and other solutions.
Qualcomm Mobile Security is built upon the strength of Qualcomm® Snapdragon™ Mobile Platforms, and is designed to safeguard a device from security threats. Qualcomm Mobile Security authentication framework is engineered to provide multilevel security by combining a hardware-level solution with next-generation software for robust biometrics security. The newest Qualcomm Mobile Security components include camera security, hardware token and malware protection for the latest security measures.
Snapdragon Mobile Platforms contain Qualcomm Mobile Security, a combination of hardware, software and biometrics technologies that are engineered to help provide additional security features for online banking and payments. These processors are also designed to include hardware-based user authentication, device attestation, and device security for use-cases such as mobile payments, enterprise access, and personal data protection.
“By 2018, most premium and high-tier smartphones released in the world will include biometrics, and this trend will expand in the future to both lower-tier smartphones, connected cameras, and many other IoT devices,” said Sy Choudhury, Senior Director of Product Management, Qualcomm Technologies, Inc. “Qualcomm Camera Security is designed to provide maximum security for the most personal information - the iris biometric template, the key to all data. We believe the camera security implementation provides a solid foundation for the EyeLock solution and helps accelerate the utilization of iris biometrics.”
EyeLock will continue to work to achieve a breakthrough level of device security and biometric usability for smartphones and the IoT segment-at-large. EyeLock and Qualcomm Technologies recently demonstrated a device at Mobile World Congress 2017 in Barcelona that features fast iris recognition at a comfortable arm’s-length distance. The device utilized the Qualcomm Camera Security interface with dedicated processing and encryption to sign, store and execute matching of mathematical templates of an iris biometric.
About EyeLock
EyeLock LLC, a majority owned subsidiary of VOXX International Corporation (NASDAQ: VOXX), is an acknowledged leader in advanced iris authentication for the Internet of Things (IoT), providing the highest level of security with EyeLock ID™ technology. Iris authentication is highly secure because no two irises are alike and the iris is the most accurate human identifier other than DNA. The company's significant IP portfolio, including more than 100 patents and patents pending, and proprietary technology enables the convenient and secure authentication of individuals across physical and logical environments. EyeLock's solutions have been integrated and embedded across consumer and enterprise products and platforms, eliminating the need for PINs and passwords. Corporations across the Fortune 500 recognize the level of security EyeLock provides due in part to its extremely low false acceptance rate, ease of use, and scalability. As a sponsor member of the FIDO (Fast IDentity Online) Alliance, a non-profit organization dedicated to creating a safer and more secure digital presence for consumers, EyeLock is dedicated to advancing digital privacy and next generation security. For more information, please visit www.eyelock.com.

Qualcomm and Snapdragon are trademarks of Qualcomm Incorporated, registered in the United States and other countries. Qualcomm Mobile Security and Qualcomm Snapdragon are products of Qualcomm Technologies, Inc.